Exhibit 23.1

Grant Thornton

Audit and Accounting
Limited (BVI)

Rolex Tower, Level 23

Sheikh Zayed Road

P.O. Box 1620

Dubai, UAE

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 24, 2021 with respect to the consolidated financial statements of Swvl Inc. contained in the Registration Statement and proxy statement/prospectus. We consent to the use of the aforementioned report in the Registration Statement and proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton Audit and Accounting Limited (BVI)
Dubai, United Arab Emirates September 24, 2021

© 2021 Grant Thornton UAE—All rights reserved. Grant Thornton UAE represents all legal licenses under which Grant Thornton Audit and Accounting Limited, A British Virgin Islands registered company, operate in the UAE. These licenses include the Abu Dhabi based branch – Grant Thornton Audit and Accounting Limited – registered with the Abu Dhabi Global Market and the Dubai based branch – Grant Thornton Audit and Accounting Limited (BVI) – registered with the Dubai Financial Services Authority.

“Grant Thornton” refers to the brand under which the Grant Thornton member firms provide assurance, tax and advisory services to their clients and/or refers to one or more member firms, as the context requires. GTIL and the member firms are not a worldwide partnership. GTIL and each member firm is a separate legal entity. Services are delivered by the member firms. GTIL does not provide services to clients. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another’s acts or omissions.	grantthornton.ae